Exhibit (m)(4)(b)

APPENDIX A

(to the Class A Shares

Service and Distribution Plan Under Rule 12b-1)

November 1, 2011

Forward Credit Analysis Long/Short Fund

Forward Frontier Strategy Fund

Forward Focus Fund

Forward Global Infrastructure Fund

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Large Cap Dividend Fund

Forward Real Estate Fund

Forward Real Estate Long/Short Fund

Forward Select Income Fund

Forward Select EM Dividend Fund

Forward Small Cap Equity Fund

Forward Tactical Enhanced Fund

Forward Tactical Growth Fund